Exhibit 99.1

Southwest Airlines Closes Acquisition of AirTran Holdings, Inc.

DALLAS, TEXAS - May 2, 2011 – Southwest Airlines [NYSE:LUV] announced today that it has closed on its purchase of all of the outstanding common stock of AirTran Holdings, Inc. [NYSE:AAI], the former parent company of AirTran Airways (AirTran).

“The successful closing of this transaction is a significant accomplishment and marks a great day in the history of Southwest Airlines. I want to thank the People from both Southwest and AirTran who helped us achieve this important milestone,” said Gary Kelly, CEO, Chairman, and President of Southwest Airlines. “Our first order of business is to welcome our new friends from AirTran to the family in a truly Southwest Airlines way.

“The acquisition of AirTran represents a unique opportunity to extend our network into key markets we don’t yet serve, such as Atlanta and Washington, D.C., via Ronald Reagan National Airport. It gives us the opportunity to serve more than 100 million Customers annually from more than 100 different airports in the U.S. and near-international destinations, providing Customers more low-fare destinations as we diversify and expand the well-known ‘Southwest Effect’ to hundreds of additional low-fare itineraries for the traveling public. Today, we also celebrate the promise of expanding our presence at New York LaGuardia, Boston Logan, Milwaukee, and Baltimore/Washington, as well as extending our service to many smaller domestic cities that we don’t serve today, with access to key near-international leisure markets in the Caribbean and Mexico,” Kelly said.

“The timing of today’s closing in the current market environment could not be more important,” he continued. “With soaring fuel costs putting many airlines, yet again, in the red, Southwest brings many strengths to bear. Southwest not only brings profitability and financial strength to make this deal feasible, but it also positions the combined companies with an industry-leading investment grade balance sheet to weather the energy-price storm. In addition, it currently positions Southwest to offer improved job security, compensation, and benefits to AirTran Crew Members who join the Southwest family. Further, Southwest’s profitability and financial strength, along with the United States’ largest Low Fare network, puts AirTran Crew Members in a position to be part of a growing company again, once AirTran is integrated into Southwest.”

Transaction Information

Based on the average of Southwest Airlines’ closing prices for the 20 trading days ending three trading days prior to May 2, 2011, of $11.90, the transaction values AirTran common stock at approximately $7.57 per share, or $1.0 billion in the aggregate, excluding shares issuable upon conversion of AirTran’s outstanding convertible notes*. Each share of AirTran common stock will be exchanged for $3.75 in cash and 0.321 shares of Southwest Airlines’ common stock. Assuming no conversion of AirTran’s outstanding convertible notes*, AirTran stockholders will receive 44 million shares of Southwest Airlines common stock, which will represent 5.6 percent of the Southwest Airlines common shares outstanding. Additionally, they will receive cash of $517 million. Including the existing AirTran net indebtedness (including outstanding convertible notes) and capitalized aircraft operating leases, the total transaction value is $3.2 billion.

The transaction, including the anticipated benefit of net synergies, but excluding the impact of one-time acquisition and integration costs, is expected to be accretive to Southwest Airlines pro forma fully-diluted earnings per share in the first twelve months after today’s close and strongly accretive upon full realization of net synergies. Net annual synergies are estimated to exceed $400 million by 2013. One-time costs related to the acquisition and integration of AirTran are currently estimated to be approximately $500 million.

AirTran revenues and operating income for the twelve months ending December 31, 2010, were $2.6 billion and $128 million, respectively. Southwest Airlines revenues and operating income for the twelve months ending December 31, 2010, were $12.1 billion and $988 million, respectively. As of March 31, 2011, the combined unrestricted cash and short-term investments of the two companies was approximately $5.0 billion. Southwest’s funding for the transaction will be from its cash on hand. In addition, Southwest Airlines has a fully available, unsecured revolving credit facility of $800 million.

Southwest Airlines is committed to keeping all stakeholders updated on the progress of the integration process and intends to provide an update, in that regard, in conjunction with its second quarter earnings announcement, currently scheduled for August 4, 2011.

Leadership

Bob Jordan, Southwest’s Executive Vice President of Strategy and Planning, will serve as President of AirTran effective today. Bob Fornaro, who has served as Chairman, President, and CEO at AirTran, will move to a new key role today as a full-time consultant for the integration of the two airlines, working closely with Kelly and Jordan to ensure a smooth transition. As previously announced, Southwest Airlines’ headquarters will remain in Dallas, with plans for AirTran’s operations and presence in both Orlando and Atlanta still under review. Additional announcements during the integration will be made as plans unfold.

Jordan will continue to serve on the joint Integration Board consisting of Kelly, Fornaro, Mike Van de Ven (Southwest Executive Vice President & Chief Operating Officer), Loral Blinde (AirTran Senior Vice President Human Resources and Administration), and Jeff Lamb (Southwest Senior Vice President of Administration & Chief People Officer). The Integration Board will continue to provide overall direction of the integration efforts.

Until a Single Operating Certificate (SOC) is secured from the Federal Aviation Administration, AirTran operational Departments will continue operating under the AirTran operating certificate with the full authority of its operating teams led by Klaus Goersch, AirTran’s Executive Vice President Operations and Customer Service. Goersch will report directly to Jordan, and will work closely with Mike Van de Ven. The remainder of the leadership structure will be communicated at a future date.

Customer Experience

Southwest and AirTran will immediately begin the work to integrate AirTran into Southwest Airlines. However, AirTran will continue to operate under the AirTran brand with its same policies, procedures, and product features for a period of time. Southwest plans to integrate AirTran into Southwest Airlines over time by transitioning the AirTran fleet to the Southwest

Airlines livery, developing a consistent Customer Experience, and transitioning the operations of the two carriers onto a Single Operating Certificate. Southwest currently expects it will obtain a SOC in the first quarter of 2012 and estimates it will take several years to fully transition AirTran into Southwest Airlines to become one airline.

In the near term, Customers can expect to interact with each carrier as they always have. Customers flying on AirTran will continue to make reservations or check in at airtran.com or by calling 800-247-8726, and visit AirTran kiosks and ticket counters. AirTran Crew Members (employees) will assist on scheduled AirTran flights. Customers flying on Southwest will continue to make reservations or check in at southwest.com or by calling 800-435-9792, or at Southwest kiosks and ticket counters. Southwest Employees will assist on scheduled Southwest flights. Customers will continue to earn and redeem through the respective frequent flier loyalty programs, as they do today, until those programs are combined over time.

Southwest plans to provide the ability for Customers to connect across the networks and integrate key Customer Service policies for a more consistent Customer Experience, in the fall or early next year, depending on both companies’ readiness. Any changes to the Customer Experience on either carrier will be communicated in advance via southwest.com, airtran.com, and in direct Customer communications.

Celebrating our Employees

“Today’s closing is an important first step to fulfilling our mission to spread low fares farther and increase competition throughout the airline industry,” Kelly said. “Our progress, to date, on integration planning has been outstanding. Without our Employees’ hard work and enthusiasm about this acquisition, we would not have reached this point. As we now take it to the next level and begin to implement our integration plan, their continued efforts will be key to our success. I have confidence in our People and their ability to successfully execute these plans.”

Kelly, Jordan, Fornaro, and leaders from both airlines today will host celebratory events in all mainland locations for both Southwest and AirTran. Following the closing, the three executives departed Southwest’s Dallas headquarters for Atlanta, AirTran’s largest Crew Member (employee) location, onboard an AirTran jet. The team will host an afternoon event for Employees at AirTran’s maintenance hangar there. The event will be webcast live for Employees and watched in such locations as Baltimore/Washington, Milwaukee, and Orlando, where the carriers each have a significant presence.

Live Webcast

Southwest and AirTran will provide a multimedia, live stream webcast of the day’s events in Dallas and Atlanta, as well as other video material featuring Southwest Leaders and Employees of both carriers, at http://www.ustream.tv/channel/southwest-airlines-headquarters. The material will be archived and available to view later on the same site.

Additional photos, videos, fact sheets, and other resources are available at lowfaresfarther.com and at Southwest’s digital newsroom, swamedia.com.

For Frequently Asked Questions, please visit http://www.lowfaresfarther.com/frequently-asked-questions.

About Southwest Airlines

In its 40th year of service, Southwest Airlines continues to differentiate itself from other low-fare carriers—offering a reliable product with exemplary Customer Service. Southwest Airlines is the nation’s largest carrier in terms of originating domestic passengers boarded, now serving 72 cities in 37 states with the addition of service to Newark Liberty International Airport on March 27, 2011. Southwest also is one of the most honored airlines in the world known for its commitment to the triple bottom line of Performance, People, and Planet. To read more about how Southwest is doing its part to be a good citizen, visit southwest.com/cares to read the Southwest Airlines One ReportTM. Based in Dallas, Southwest currently operates more than 3,400 flights a day and has more than 35,000 Employees systemwide.

About AirTran Airways

AirTran Airways is a wholly owned subsidiary of Southwest Airlines Co. and has been ranked the top airline in the Airline Quality Rating study twice in the past four years. AirTran is the only major airline with Gogo Inflight Internet on every flight and offers coast-to-coast service on North America’s newest all-Boeing fleet. AirTran’s low-cost, high-quality product also includes assigned seating, Business Class and complimentary SiriusXM Satellite Radio on every flight. To book a flight, visit airtran.com.

*Pursuant to the terms of the indentures governing AirTran’s 5.50% Convertible Senior Notes Due 2015 and 5.25% Convertible Senior Notes Due 2016, holders of such notes may surrender their notes for conversion at any time during the applicable make-whole conversion period. That period began on April 11, 2011 and ends on date that will be publicly announced in a Notice to be sent to each Holder within 15 business days after today. In addition, pursuant to the terms of the indenture governing AirTran’s 7.0% Convertible Notes Due 2023, holders of such notes may surrender their notes for conversion at any time during the period that began on April 17, 2011 and ends on May 18, 2011. Including shares issuable upon conversion of AirTran’s outstanding convertible notes, AirTran stockholders will receive 57 million shares of Southwest Airlines common stock, which will represent 7.1 percent of the Southwest Airlines common shares outstanding. Based on AirTran’s common shares outstanding and assuming conversion of AirTran’s outstanding convertible notes, AirTran stockholders will also receive $671 million in cash.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements related to Southwest’s acquisition of AirTran Holdings, Inc. Specific forward-looking statements include without limitation statements related to Southwest’s integration plans and the anticipated impact of the acquisition on (i) the future operations of Southwest Airlines and AirTran Airways; (ii) Southwest’s growth opportunities; (iii) the Southwest and AirTran Customer experience, offerings, and benefits; (iv) Southwest’s results of operations, including expected synergies and the projected earnings impact of the acquisition; and (v) employee matters. These forward-looking statements are based on Southwest’s current intent, beliefs, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) Southwest’s ability to successfully integrate AirTran’s business and realize the expected synergies from the acquisition; (ii) the impact of fuel prices and economic conditions on Southwest’s business plans and strategies; (iii) the impact of the economy on demand for air travel and fluctuations in consumer demand generally for the services to be provided as a result of the acquisition; (iv) actions of competitors, including without limitation pricing, scheduling, and capacity decisions, and consolidation and alliance activities; (v) the impact of governmental regulations on Southwest’s operations; and (vi) other factors, as described in Southwest’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.